Exhibit 99.1


                          P R E S S   R E L E A S E


August 7, 2003

                                                       For Immediate Release

For Information
Contact: Edward G. Kitz
         (262) 953-7999


Roundy's, Inc. Announces Financial Results For Second Quarter Ended June 28,
2003

For comparative purposes, all 2002 quarterly and year-to-date results include the combination of predecessor (results prior to June 6, 2002) and successor income statement information. Due to the June 6, 2002 acquisition, results subsequent to June 6, 2002 may not necessarily be comparable to prior periods.

Sales
Net sales and service fees were $985.0 million for the second quarter 2003, an $85.7 million, or 9.5%, increase from $899.3 million in the second quarter 2002. Retail sales were $521.8 million for the second quarter 2003, a $140.1 million, or 36.7%, increase from $381.7 million in the second quarter 2002. This increase in retail sales was primarily due to the effect of five acquired store groups consisting of 51 stores in total that now operate under Roundy's ownership (collectively, the "Acquired Stores"). These Acquired Stores now operate as: (i) 31 Rainbow Foods ("Rainbow") retail grocery stores in the Minneapolis-St. Paul area acquired from Fleming Companies, Inc. ("Fleming") on a rolling close schedule from June 7 to June 27 and reopened immediately by Roundy's, (the "Rainbow Minneapolis Acquisition"); (ii) 14 Pick 'n Save retail grocery stores acquired in three separate transactions (as discussed in Roundy's first quarter 2003 press release and Form 10-Q); and (iii) six Copps Food Stores in the Madison, Wisconsin area acquired from the Great Atlantic & Pacific Tea Company, Inc. ("A & P") on April 30, 2003 and reopened in late May and early June 2003 (the "Copps Madison Acquisition"). None of the Acquired Stores were owned or operated by the Company in the second quarter 2002. The Acquired Stores contributed approximately $131.0 million to the second quarter retail sales increase. For additional detail on the Company's recent acquisitions, please refer to the Company's first quarter report on Form 10-Q and its Form 8-K filed with the Securities & Exchange Commission ("SEC") on May 9, 2003 and June 23, 2003, respectively. As of June 28, 2003, Roundy's operated 111 retail grocery stores including 49 Pick 'n Save stores, 31 Copps stores and 31 Rainbow stores.

Second quarter 2003 same store sales at our retail stores (including Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 2.2% from the second quarter 2002. The same store sales results were positively impacted by Easter sales recorded in the second quarter 2003 versus the first quarter 2002. Excluding the Easter week of sales from the second quarter 2003 and the same calendar week of fiscal 2002, same store sales improved 1.4%.

"Same store sales continue to trend ahead of our expectations, and we are very pleased with such results, particularly compared to the general industry trends," said Roundy's Chairman and CEO, Robert A. Mariano.

Wholesale sales were $775.9 million for the second quarter 2003, a $23.7 million, or 3.2%, increase from $752.2 million in the second quarter 2002. This improvement was due to increased sales to Company-owned stores in our Wisconsin wholesale divisions partially offset by lower sales to customers in our non-Wisconsin divisions due to heightened competition for retail sales.

Gross Profit
Gross profit was $200.7 million for the second quarter 2003, a $42.2 million, or 26.6%, increase from $158.5 million in the second quarter 2002. The increase in gross profit for the quarter was primarily due to the Acquired Stores. The gross profit percentage for the same periods of 2003 and 2002 was 20.4% and 17.6%, respectively. The increase in gross profit percentage for the quarter was primarily due to the increase in the sales mix attributable to Company-owned retail stores, which have higher gross profit percentages than the wholesale divisions. Retail sales for the second quarter 2003 represented 53.0% of net sales and service fees compared with 42.4% for the same period in 2002. The increase in the retail sales concentration was primarily driven by the Acquired Stores, as discussed above. The retail gross profit percentage was 26.0% and 25.0% for the second quarter of 2003 and 2002, respectively. The increase in retail gross profit percentage was due to an increased mix of higher margin perishable department sales. Second quarter wholesale gross profit percentage was 9.1% as compared with 8.9% in the second quarter 2002.

Operating and Administrative Expenses
Operating and administrative expenses were $166.9 million for the second quarter 2003, a $32.2 million, or 23.9%, increase from $134.8 million in the second quarter 2002. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 17.0% for the second quarter of 2003 compared with 15.0% in the second quarter of 2002. The percentage increase was attributable to the increased concentration of sales in our retail segment in the second quarter of 2003, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 21.9% of retail sales for the second quarter 2003 compared with 21.3% for second quarter 2002 primarily due to pre-opening expenses associated with the Copps Madison Acquisition and the Rainbow Minneapolis Acquisition. Wholesale operating and administrative expenses decreased to 6.1% of wholesale sales for the second quarter 2003 as compared with 6.6% for the same period in 2002. This decrease was due to operational and productivity improvements in our wholesale operations.

Interest Expense
Interest expense (excluding amortization of deferred financing costs and interest rate swap termination costs) was $9.6 million for second quarter 2003, a $4.8 million increase from $4.8 million in second quarter 2002. The increase was primarily due to increased borrowings associated with the purchase of the Company by Roundy's Acquisition Corp. on June 6, 2002.

Net Income
Net income was $14.3 million for the second quarter 2003, an $11.6 million increase from $2.8 million in the second quarter 2002. In the second quarter 2002, the Company recorded pre-tax one-time charges of $6.7 million relating to the termination of an interest rate swap and $7.4 million relating to the predecessor company's stock appreciation rights ("SARs") program and termination of certain employment agreements. The net income margin was 1.5% and 0.3%, respectively, for second quarter 2003 and 2002.

Adjusted EBITDA
Adjusted EBITDA (as defined under "Segment Data") was $45.1 million for the second quarter 2003, a $10.1 million, or 28.9%, increase from $35.0 million for the second quarter 2002. Retail Adjusted EBITDA for the second quarter 2003 was $26.6 million, an increase of $7.5 million, or 39.4%, from $19.1 million for the second quarter 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to the Acquired Stores (which was offset somewhat by pre-opening expenses related to the Copps Madison Acquisition and Rainbow Minneapolis Acquisition) as well as improvements in retail gross profit percentage as discussed above. Wholesale Adjusted EBITDA for the second quarter 2003 was $24.7 million, an increase of $4.4 million, or 21.6%, from $20.3 million for the second quarter 2002. This increase was primarily due to gross profit percentage and operational and labor productivity improvements as discussed above. For a discussion of the reasons why the Company believes that Adjusted EBITDA provides information that is useful to investors and a reconciliation of Adjusted EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Mr. Mariano added, "We are pleased with the continuing positive trend of increased profitability from both our retail and wholesale divisions. Our initiatives to lower our operating costs, improve our sales mix of perishable products, and the continued integration benefits related to the 51 newly acquired stores are helping us improve our profitability."


Selected Results for the Six Months Ended June 28, 2003 Compared With Six Months Ended June 29, 2002


Sales
Net sales and service fees totaled $1,872.1 million for the six months ended June 28, 2003, a $100.7 million, or 5.7%, increase from $1,771.5 million for the first six months of 2002. Retail sales were $971.5 million for 2003, a $213.1 million, or 28.1%, increase from $758.4 million in 2002. This increase in retail sales was primarily due to the effect of the Acquired Stores which contributed approximately $200.8 million of the increase.

Year-to-date 2003 same store sales at the Company's retail stores (including Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 1.5% from 2002.

Wholesale sales were $1,484.6 million for 2003, a $4.8 million, or 0.3%, increase from $1,479.8 million in 2002. This increase was primarily due to increased sales to Company-owned stores in the Wisconsin wholesale divisions partially offset by lower sales to customers in the Company's non-Wisconsin divisions due to heightened retail competition.

Adjusted EBITDA
Adjusted EBITDA (as defined under "Segment Data") was $87.1 million for 2003, an $18.2 million, or 26.5%, increase from $68.8 million for 2002. Retail Adjusted EBITDA for 2003 was $47.9 million, a $10.8 million, or 29.2%, increase from $37.1 million for 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to the Acquired Stores, partially offset by pre-opening expenses associated with certain Acquired Stores. Wholesale Adjusted EBITDA for 2003 was $50.2 million, a $10.0 million, or 25.0% increase from $40.2 million for 2002. This increase was primarily due to operational and labor productivity improvements and positive trends in wholesale gross profit percentage. Year-to-date 2003, our Adjusted EBITDA margin was 4.7% as compared with 3.9% for the comparable period in 2002.
For a discussion of the reasons why the Company believes that Adjusted EBITDA provides information that is useful to investors and a reconciliation of Adjusted EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Capital Expenditures and Acquisitions
Capital spending totaled $22.7 million for the six months ended June 28, 2003. Capital expenditures consisted primarily of remodeling of newly acquired and existing stores and maintenance of retail stores and the wholesale distribution network. This compares to capital expenditures of $15.4 million for the six months ended June 29, 2002. As part of the amendment to our senior credit facility to approve the Rainbow Minneapolis Acquisition, we received approval for increased capital expenditure amounts to allow us to remodel the Company's expanded store base and upgrade the Wisconsin distribution facilities that service these stores. Based on revised 2003 plans to upgrade our Wisconsin distribution facilities and perform maintenance and minor remodels on acquired stores, our revised 2003 capital expenditure budget is approximately $75.0 million.

On a rolling close schedule from June 7 through 27, 2003, we completed an acquisition of assets of 32 retail grocery stores, representing a portion of the retail grocery stores owned by Fleming, which recently filed for bankruptcy protection. The total acquisition consideration was approximately $103.3 million consisting of (i) $67.1 million in cash ($44.3 million plus $22.8 million for useable store level inventory) and (ii) the assumption of $36.2 million of capitalized leases. We sold one store located outside of the Minneapolis-St. Paul area, (located near Wausau, WI) to a licensed Pick 'n Save operator. We currently operate 31 stores in the Minneapolis-St. Paul area under the Rainbow banner.

In April 2003, the Company acquired seven Kohl's grocery stores in the Madison area from A & P for approximately $19.0 million in cash for the non-inventory assets plus approximately $1.1 million for acquired inventory. In late May and early June 2003, the Company converted six stores to Copps stores and consolidated the volume of the seventh store into an existing Company-owned Copps store.

Accounting Pronouncements
The Company adopted Emerging Issues Task Force Issue No. 02-16 (EITF 02-16), "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," effective December 29, 2002. Pursuant to EITF 02-16, vendor consideration related to vendor funded coupons and certain advertising and other programs have been reclassified in the consolidated statements of income and prior periods have also been consistently reclassified. Specifically, vendor funded coupon reimbursements, previously considered part of net sales at the point of sale, are now reflected as a reduction to cost of sales. Accordingly, $10.4 million and $7.7 million of such reimbursements in second quarter 2003 and 2002, respectively, and $20.4 million and $15.8 million for the six months ended June 28, 2003 and June 29, 2002, respectively, have been classified as a reduction in cost of sales with a corresponding decrease in net sales. Vendor reimbursements previously classified as offsets to advertising and other expenses, have now also been reflected as reductions in cost of sales pursuant to EITF 02-16. Accordingly, $9.8 million and $8.0 million of such reimbursements in second quarter 2003 and second quarter 2002, respectively, and $19.3 million and $15.4 million for the six months ended June 28, 2003 and June 29, 2002, respectively, have been classified as a reduction in cost of sales with a corresponding increase in operating and administrative expenses.

Conference Call
A teleconference to review the second quarter's results will be held on Thursday, August 7, 2003, at 10:00 a.m. Central Time. To access the call, dial in to the conference line's toll free number at 1-888-522-9245. The pass code is Roundy's and the leader will be Robert Mariano. In addition, the teleconference will be available for replay until August 14, 2003 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of June 2003, Roundy's operated 111 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From eight distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners, III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other additional information.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.

                             Roundy's, Inc.
         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (Subject to Reclassifications)
                         (Dollars in thousands)

                             Successor             Predecessor   Combined
                            ---------------------  -----------  ---------
                            Thirteen     June 7,   March 31,    Thirteen
                              Weeks       2002       2002        Weeks
                              Ended        to         to         Ended
                            June 28,     June 29,  June 6,      June 29,
                              2003        2002       2002        2002
                            --------     -------   ----------   --------
Revenues:
Net sales and service fees $985,044     $ 225,820  $ 673,505   $ 899,325
Other - net                     561           161        307         468
                            ---------    --------   ---------   --------
                            985,605       225,981    673,812     899,793

Cost and Expenses
Cost of sales               784,300       184,871    555,906     740,777
Operating and
  administrative            166,943        32,666    102,110     134,776
SARs and other
  termination costs                                    7,400       7,400
Interest                      9,639         2,375      2,418       4,793
Amortization of deferred
   financing costs              809            11        874         885
Interest rate swap
   termination costs                                   6,652       6,652
                            ---------     --------   --------    --------
                            961,691       219,923    675,360     895,283
                            ---------     --------   --------    --------

Income Before Income Taxes   23,914         6,058     (1,548)      4,510
Provision for Income Taxes    9,566         2,484       (742)      1,742
                            ---------     --------   --------    --------
Net Income                 $ 14,348     $   3,574   $   (806)  $   2,768
                            =========     ========   ========    ========






                                Successor         Predecessor    Combined
                          ---------------------   ------------  ---------
                         Twenty-six    June 7,   December 30,  Twenty-six
                            Weeks        2002        2001         Weeks
                            Ended         to          to          Ended
                           June 28,    June 29,     June 6,     June 29,
                            2003         2002        2002         2002
                          ---------    -------    --------    ----------
Revenues:
Net sales and service
  fees                 $1,872,140   $ 225,820   $1,545,647    $1,771,467
Other - net                 1,298         161          694           855
                         ---------    --------    --------     ---------
                        1,873,438     225,981    1,546,341     1,772,322

Cost and Expenses
Cost of sales           1,495,335     184,871    1,271,228     1,456,099
Operating and
  administrative          311,654      32,666      235,607       268,273
SARs and other
  termination costs                                  7,400         7,400
Interest                   19,516       2,375        6,144         8,519
Amortization of deferred
financing costs             1,628          11          969           980
Interest rate swap
   termination costs                                 6,652         6,652
                        ----------    --------   ---------     ----------
                        1,828,133     219,923    1,528,000     1,747,923
                        ----------    --------   ---------     ----------

Income Before Income Taxes 45,305       6,058       18,341        24,399
Provision for Income Taxes 18,122       2,484        7,413         9,897
                         --------     --------    ---------     ---------
Net Income             $   27,183    $  3,574   $   10,928     $  14,502
                       ==========     ========    ========      =========






                                ROUNDY'S,INC.
                         CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share data)




                                                 Successor
                                      -------------------------------
                                        Unaudited      Audited
                                    -------------   -----------------
                                    June 28, 2003   December 28, 2002
                                    -------------   -----------------
              Assets
Current Assets:
  Cash and cash equivalents          $    50,780     $   139,778
  Notes and accounts receivable,
    less allowance for losses of
    $5,365 and $5,577, respectively       73,303          87,344
  Merchandise inventories                269,976         236,465
  Prepaid expenses                         7,297           9,756
  Deferred income tax benefits            16,169          15,871
                                         -------         -------
    Total current assets                 417,525         489,214
                                         -------         -------

Property and Equipment - Net             308,569         214,548

Other Assets:
  Deferred income tax benefits            25,938          25,231
  Notes receivable, less allowance
   for losses of $1,475                    2,804           3,523
  Other assets - net                      90,917          91,344
  Goodwill                               623,543         556,894
                                         -------         -------
    Total other assets                   743,202         676,992
                                     -----------     -----------
Total assets                         $ 1,469,296     $ 1,380,754
                                     ===========     ===========


   Liabilities and Shareholders' Equity

Current Liabilities:
  Accounts payable                  $    261,393     $   240,845
  Accrued expenses                       139,406         137,416
  Current maturities of
    long-term debt                         3,627           2,961
  Income taxes                             8,120          13,370
                                         -------         -------
    Total current liabilities            412,546         394,592
                                         -------         -------

Long-Term Debt                           593,867         559,824
Other Liabilities                        100,742          91,380
                                       ---------       ---------
    Total liabilities                  1,107,155       1,045,796
                                       ---------       ---------
Shareholders' Equity:
  Common stock:
    Common stock (1,000 shares
      issued and outstanding
      at $0.01 par value)
  Additional paid-in capital             314,500         314,500
  Retained earnings                       47,641          20,458
                                         -------         -------
    Total shareholders' equity           362,141         334,958
                                         -------         -------

Total liabilities and shareholders'
  equity                              $1,469,296      $1,380,754
                                      ==========      ==========





                            ROUNDY'S, INC.
           CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                    (Subject to Reclassifications)
                        (Dollars in thousands)



                                            Successor        Predecessor
                                        -------------------  -----------
                                        Twenty-six  June 7,   December
                                           Weeks     2002     30, 2001
                                           Ended      to         to
                                         June 28,   June 29,   June 6,
                                           2003      2002       2002
                                         ---------  --------   ---------
Cash Flows From Operating Activities:
  Net income                              $  27,183   $ 3,574  $  10,928
  Adjustments to reconcile net income to
   net cash flows provided by operating
   activities:
    Depreciation and amortization,
     including deferred financing costs      22,250     3,200     18,670
    Loss (gain) on sale of property and
      equipment                                                       41
    Deferred income taxes                     2,715       294     (2,268)
  Changes in operating assets and
   liabilities, net of the effect of
   business acquisitions:
    Notes and accounts receivable            15,512     7,884     (7,079)
    Merchandise inventories                  (3,113)   (5,469)    13,767
    Prepaid expenses                          3,787     2,127      1,743
    Other assets                             (5,760)   (1,741)    (1,371)
    Accounts payable                         11,746    (1,265)   (27,541)
    Accrued expenses                         (2,870)      362     18,062
    Income taxes                             (5,250)     (485)    19,731
    Other liabilities                            62    (1,556)       161
  Net cash flows provided by operating       -------   -------     ------
    activities                               66,262     6,925     44,844
                                             -------   -------    ------

Cash Flows From Investing Activities:
    Capital expenditures                    (22,664)   (4,731)   (10,642)
    Proceeds from sale of property and
     equipment and other assets                  37        70        478
  Acquisition consideration                          (539,996)
  Payment for business acquisitions net
    of cash acquired                       (131,387)
  Decrease in notes receivable, net             719       230        879
  Net cash flow used in investing         ---------   --------    -------
   activities                              (153,295) (544,427)    (9,285)
                                          ---------   --------    -------

Cash Flows From Financing Activities:
  Proceeds from long-term borrowings                  475,000
  Settlement of interest rate swap
   liability                                           (6,652)
  Debt issuance costs                          (506)  (23,022)
  Contributed capital                                 314,500
  Payments of debt                           (1,459) (165,939)   (48,618)
  Common stock purchased                                             (56)
  Net cash flows provided by (used in)       -------  --------   --------
   financing activities                      (1,965)  593,887    (48,674)
                                             -------- --------   --------
Net (Decrease) Increase in Cash and Cash
  Equivalents                               (88,998)   56,385    (13,115)

Cash and Cash Equivalents, Beginning of
  Period                                    139,778               45,516
                                           ---------  --------   --------
Cash and Cash Equivalents, End of Period  $  50,780  $ 56,385   $ 32,401
                                           =========  ========   ========

Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                                $  21,080    $   531  $  6,351
  Income taxes                               21,516                1,872





SEGMENT DATA                   Successor      Predecessor   Combined
                          -----------------  ------------  ---------
(Subject to             Thirteen     June 7,   March 31,   Thirteen
Reclassifications)        Weeks       2002       2002       Weeks
(in thousands)            Ended        to         to        Ended
                         June 28,    June 29,   June 6,     June 29,
                           2003       2002       2002         2002
                         ----------  ---------  --------   ---------
REVENUES:
  Retail operations     $ 521,828   $ 125,783  $ 255,930  $ 381,713
  Wholesale operations    775,865     176,048    576,112    752,160
  Eliminations           (312,649)    (76,011)  (158,537)  (234,548)
                          --------   --------  ---------  ---------
  Total                 $ 985,044   $ 225,820  $ 673,505  $ 899,325
                          ========   ========    =======   ========

ADJUSTED EBITDA (1):
  Retail operations      $ 26,590                          $ 19,072
  Wholesale operations     24,687                            20,295
  Corporate and other      (6,141)                           (4,340)
                          --------                          -------
     Total               $ 45,136                          $ 35,027
                          =======                           =======

ADJUSTED EBITDA
RECONCILIATION:
Net income               $ 14,348    $  3,574  $    (806) $   2,768
Interest expense           10,448       2,386      9,944     12,330
Income taxes                9,566       2,484       (742)     1,742
SARs and other
  termination costs                                7,400      7,400
Depreciation and
  amortization
  expense                  10,774       3,189      7,598     10,787
                          --------     -------    ------     ------
     Total               $ 45,136    $ 11,633  $  23,394  $  35,027
                          ========     =======    ======     ======


SEGMENT DATA                  Successor          Predecessor  Combined
                         ---------------------   ----------- ----------
(Subject to              Twenty-six  June 7,     December    Twenty-six
Reclassifications)          Weeks     2002       30, 2001      Weeks
(in thousands)              Ended      to           to         Ended
                          June 28,   June 29,    June 6,     June 29,
                            2003       2002       2002         2002
REVENUES:                -----------  --------  ----------  ----------
  Retail operations      $ 971,486  $ 125,783   $  632,586  $  758,369
  Wholesale operations   1,484,644    176,048    1,303,749   1,479,797
  Eliminations            (583,990)   (76,011)    (390,688)   (466,699)
                         ---------    -------    ---------   ---------
  Total                 $1,872,140  $ 225,820   $1,545,647  $1,771,467
                         =========    =======    =========   =========

ADJUSTED EBITDA (1):
  Retail operations      $  47,885                          $   37,072
  Wholesale operations      50,209                              40,175
  Corporate and other      (11,023)                             (8,407)
                            ------                              ------
     Total               $  87,071                          $   68,840
                            ======                              ======

ADJUSTED EBITDA
RECONCILIATION:
Net income               $  27,183  $   3,574   $   10,928  $   14,502
Interest expense            21,144      2,386       13,765      16,151
Income taxes                18,122      2,484        7,413       9,897
SARs and other
  termination costs                                  7,400       7,400
Depreciation and
  amortization
  expense                   20,622      3,189       17,701      20,890
                            ------     ------       ------      ------
     Total               $  87,071  $  11,633   $   57,207  $   68,840
                            ======     ======       ======      ======

(1) Adjusted EBITDA represents net income plus interest, income taxes, SARs and other termination costs, depreciation, and amortization. Adjusted EBITDA is presented because the Company believes Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. However, other companies in our industry may calculate Adjusted EBITDA differently than the Company. Adjusted EBITDA may be relevant or useful to investors as we understand that securities analysts and others use measures like Adjusted EBITDA to value securities like the Company's $300 million 8 7/8% senior subordinated notes due 2012 (the "Notes"), and therefore investors may wish to consider Adjusted EBITDA because it is likely that the Notes are being valued in part based on that measure. The Company uses Adjusted EBITDA primarily as a measure of performance and it is used to calculate compliance with the terms of a number of covenants contained in the indenture governing the Notes and the Company's bank credit agreement. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.